                                                                               .
                                                                               .
                                                                               .


                                                                   EXHIBIT 12.1


                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------
                                  (in millions)

                                                                  First Three
                                                                    Months               For the Years Ended December 31,
                                                                    2004         2003      2002       2001         2000      1999
                                                                   -------     -------   -------     -------     -------   -------
Earnings
Income/(loss) before income taxes, minority interest and           $    56     $(1,150)  $  (117)    $  (169)    $   439   $ 1,172
     change in accounting
Earnings of non-consolidated affiliates                                (11)        (55)      (44)        (24)        (56)      (47)
Cash dividends received from non-consolidated affiliates                 3          35        16          12          17        24
Fixed charges                                                           31         126       139         174         215       173
Capitalized interest, net of amortization                               --           3         1          (2)         (3)       (1)
                                                                   -------     -------   -------     -------     -------   -------
     Earnings                                                      $    79     $(1,041)  $    (5)    $    (9)    $   612   $ 1,321
                                                                   =======     =======   =======     =======     =======   =======

Fixed Charges
Interest and related charges on debt                               $    24     $    97   $   109     $   139     $   176   $   149
Portion of rental expense representative of the interest factor          7          29        30          35          39        24
                                                                   -------     -------   -------     -------     -------   -------
     Fixed charges                                                 $    31     $   126   $   139     $   174     $   215   $   173
                                                                   =======     =======   =======     =======     =======   =======

Ratios
Ratio of earnings to fixed charges*                                    2.5         N/A       N/A         N/A         2.8       7.6



----------
* For the years ended December 31, 2003, 2002 and 2001, fixed charges exceeded earnings by $1,167 million, $144 million and $183 million, respectively, resulting in a ratio of less than one.